Exhibit 3.2

RESTATED BYLAWS
OF
COMMUNICATIONS SYSTEMS, INC.,
AS AMENDED
(June 12, 2014)

ARTICLE 1.

Offices and Corporate Seal

          1.1)     Offices. The principal office of the corporation shall be located at Hector, Minnesota and the corporation may have offices at such other places within or without the State of Minnesota as the Board of Directors shall from time to time determine or the business of the corporation requires.

          1.2)     Seal. The corporation shall have such corporate seal or no corporate seal as the Board of Directors shall from time to time determine.

ARTICLE 2.

Meetings of Shareholders

          2.1)     Regular Meeting. A regular meeting of the shareholders of the corporation entitled to vote may be held at the principal office of the corporation or at such other place, within or without the State of Minnesota, as is designated by the Board of Directors, or by written consent of all the shareholders entitled to vote thereat, at such time or times as may be designated by the Board of Directors or, if the Board shall fail to designate a time for such meeting for any consecutive period of fifteen (15) months it shall cause such regular meeting to be called within 90 days of receipt of the written demand of any shareholder owning one percent (1%) or more of all voting shares of the corporation. At the meeting, the shareholders, voting as provided in the Articles of Incorporation, shall elect directors and shall transact such other business as shall properly come before the meeting.

          2.2)     Special Meetings. Special meetings of the shareholders entitled to vote shall be called by the Chief Executive Officer, the Chief Financial Officer, any two (2) or more directors, or upon request by shareholders holding ten percent (10%) or more of the voting power of the shareholders.

          2.3)     Notice of Meetings. There shall be mailed to each shareholder entitled to vote, at his address as shown by the books of the corporation, a notice setting out the place, date and hour of the regular meeting or any special meeting, which notice shall be mailed at least ten (10) but not more than sixty (60) days prior to the date of the meeting. Notice of any special meeting shall state the purpose or purposes of the proposed meeting, and the business transacted at all special meetings shall be confined to purposes stated in the notice. Attendance at a meeting by any shareholder, without objection at the beginning of such meeting by him as to the transaction of business because the meeting is not lawfully convened or that the item may not lawfully be considered shall constitute his waiver of notice of the meeting.

          2.4)     Quorum and Adjourned Meetings. The holders of a majority of all shares outstanding and entitled to vote, represented either in person or by proxy, shall constitute a quorum for the transaction of business at any regular or special meeting of the shareholders. In case a quorum is not present at the regular or special meeting, those present shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite number of voting shares shall be represented. At such adjourned meetings at which the required amount of voting shares shall be represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If a quorum is present when a duly called or held meeting is convened, shareholders present may transact business despite later absence of a quorum at such meeting.

          2.5)     Voting. At each meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote in person or by proxy duly appointed by an instrument in writing subscribed by such shareholder. Each shareholder shall have one (1) vote for each share having voting power standing in his name on the books of the corporation, except as may be otherwise provided by the Articles or the terms of such shares. Upon the demand of any shareholder, the vote for directors or the vote upon any question before the meeting shall be by ballot. All elections shall be had and all questions decided by a majority vote of the number of shares entitled to vote and represented at any meeting at which there is a quorum except in such cases as shall otherwise be required by statute, the Articles of Incorporation or these Bylaws. Except as may otherwise be required to conform to cumulative voting procedures, directors shall be elected by a plurality of the votes cast by holders of shares entitled to vote thereon.

          2.6)     Closing of Books. The Board of Directors may fix a time, not exceeding sixty (60) days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of and to vote at such meeting, notwithstanding any transfer of any shares on the books of the corporation after any record date so fixed. The setting of the record date shall not suspend or limit transfers of shares between the record date and the date of the shareholders’ meeting.

          2.7)     Order of Business. The suggested order of business at meetings of the shareholders, shall, unless modified by the presiding chairman, be:

(a)	Call of roll

(b)	Proof of the due notice of meeting or waiver of notice

(c)	Determination of existence of quorum

(d)	Reading and disposal of any unapproved minutes

(e)	Annual reports of officers and committees

(f)	Election of directors

(g)	Unfinished business

(h)	New business

(i)	Adjournment

          2.8)     Voting Shares by Organizations and Legal Representatives. Shares registered in the name of a corporation may be voted by the chief executive officer or other legal representative of the corporation. Shares of a corporation registered in the name of a subsidiary are not entitled to vote except to the extent the same are held in a fiduciary capacity and the settlor or beneficial owner votes or gives binding instructions on how to vote. Shares registered in the name of a trustee may be voted by the trustee if registered in his name. Shares held by a personal representative, administrator, executor, guardian, conservator or attorney-in-fact may be voted without registration in his name. Pledged shares may be voted by the pledgor until registered in the name of the pledgee.

          2.9)     Business to be Conducted at Annual Meetings. At the annual meeting, the shareholders shall elect directors of the corporation and shall transact such other business as may properly come before them. To be properly brought before the meeting, business must be of a nature that is appropriate for consideration at an annual meeting and must be (i) specified in the notice of meeting (or any supplement thereto) or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for matters to be properly brought before the annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, each such notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation, not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. Each such notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of record of the shareholders proposing such business, (iii) the class or series (if any) and number of shares of the corporation which are owned by the shareholder, and (iv) any material interest of the shareholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be transacted at the annual meeting except in accordance with the procedures set forth in this Article; provided, however, that nothing in this Article shall be deemed to preclude discussion by any shareholder of any business properly brought before the annual meeting, in accordance with these Bylaws.

          2.10)     Nominations and Proposals by the Board of Directors. At any meeting of shareholders, if a nomination for election of one or more individuals to the Board of Directors is a recommendation of the Board of Directors or if a proposal is made by the Board for consideration and action by shareholders, it shall not be necessary to “move” and “second” such nominations and proposals before they can be considered at a shareholder meeting, and, after the opportunity for discussion and questions, such nominations and proposals may be acted upon by the shareholders present in person or by proxy.”

ARTICLE 3.

Directors

          3.1)     General Purposes; Chairman. The business and affairs of the corporation shall be managed by or shall be under the direction of the Board of Directors. The Board of Directors, in its discretion, may elect a Chairman of the Board of Directors, who, when present, shall preside at all meetings of the Board of Directors, and who shall have such powers as the Board shall prescribe.

          3.2)     Number of Directors. The number of directors that constitute the whole Board of Directors will be fixed from time to time by resolution of the entire Board of Directors then holding office. The number of directors may be increased or, subject to Minn. Stat. Section 302A.223, decreased at any time by resolution of the entire Board of Directors then holding office, subject to any limitation otherwise specified in these bylaws or in the Company’s Articles of Incorporation, as the same may be from time to time amended. Each of the duly elected directors shall hold office until the annual meeting of shareholders next held after his or her election or re-election to the Board, until his or her successor shall have been duly elected and qualified, or until he or she shall retire, resign, die or be removed. Notwithstanding any other provision of this Article 3, and except as otherwise provided by law, whenever the holders of any one or more class or series of common or preferred stock shall have the right, voting separately as a class or series, to elect one or more directors of this corporation, the term of office, the filling of vacancies and other features of such directorships shall be governed by the terms of the Articles of Incorporation applicable thereto and such directors so elected shall not be classified pursuant to this Article 3 unless expressly provided by such terms.

          3.3)     Enlargement of Class. The number of directors to comprise any class may be increased by action of a majority of the directors then in office, provided the number of directors in each of the classes shall be maintained as nearly equal in number as possible.

          3.4)     Vacancies. Any vacancies occurring in the Board of Directors for any reason, and any newly created directorships resulting from an increase in the number of directors, may be filled by a majority of the directors then in office. Any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified, subject, however, to prior retirement, resignation, death or removal from office. Any newly created directorships resulting from an increase in the authorized number of directors shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as possible.

          3.5)     Quorum. A majority of the directors then in office shall constitute a quorum for the transaction of business, and if at any meeting of the Board of Directors there shall be less than said quorum, a majority of those present may adjourn the meeting from time to time.

          3.6)     Removal of Directors. Any director may be removed from office, with or without cause, only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of Capital Stock entitled to vole generally in the election of directors.

          3.7)     Director Nominations. Subject to the rights of holders of any class or series of stock having a preference over the common shares as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote generally in the election of directors. However, any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. Nominations for election of one or more persons as directors at a special meeting must be provided by written notice pursuant to Minnesota Statutes, Section 302A.433, Subd. 2. Each such corresponding notice to the Secretary shall set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. Copies of any preliminary proxy materials or other filings with the Securities and Exchange Commission made by the nominating shareholder must be provided to the Secretary of the corporation concurrent with such filing. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, it shall be so declared at the meeting and the defective nomination shall be disregarded.

          3.8)     Regular Meetings. Regular meetings of the Board of Directors shall be held, without notice, at such time and place as shall from time to time be determined by the Board.

          3.9)     Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or the President at any time and shall be called by him or her whenever requested to do so in writing by two members of the Board.

          3.10)     Notice of Meetings. If the meeting is a regular meeting of the Board, or if the date and time of a Board meeting has been announced at a previous meeting, no notice is required. Otherwise, notice of a meeting of the Board of Directors shall be given by the Secretary who shall give at least seventy-two (72) hours’ notice thereof to each director by mail, telephone, telegraph or in person. The notice need not state the purpose of the meeting.

          3.11)     Waiver of Notice. Notice of any meeting of the Board of Directors may be waived by a director either before, at, or after such meeting in a writing signed by such director; provided, however, that a director, by his attendance and participation in any action taken at the meeting of the Board of Directors, shall be deemed to waive notice of such meeting.

          3.12)     Committees of the Board. The Board of Directors may, in its discretion, by the affirmative vote of a majority of the Directors, appoint committees which shall have and may exercise such powers as shall be conferred or authorized by the resolutions appointing them. A majority of any such committee, if the committee be composed of more than two members, may determine its action and fix the time and place of its meeting, unless the Board of Directors shall otherwise provide. The Board of Directors shall have power at any time to fill vacancies in, to change the membership of, or to discharge any such committee.

          3.13)     Compensation of Directors. Directors who are not salaried officers of this corporation may receive such fixed sum per meeting attended or such fixed annual sum as may be determined, from time to time, by resolution of the Board of Directors. All directors may receive expenses, if any, of attendance at meetings of the Board of Directors or any committee thereof, if approved by resolution of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving this corporation in any other capacity in receiving compensation therefor.

          3.14)     Absent Directors. A director may give advance written consent or opposition to a proposal to be acted on at a Board of Directors’ meeting.

          3.15)     Authorization Without a Meeting. Any action required or permitted to be taken at a meeting of the Board or any committee may be taken without a meeting as authorized by law.

ARTICLE 4.

Officers

          4.1)     Number and Designation. The Board of Directors shall elect a Chief Executive Officer, a Chief Financial Officer, and may elect one or more Vice Presidents, a Secretary, Treasurer, Chairman of the Board and such other officers and agents as it may from time to time determine. Any number of offices may be held by one person.

          4.2)     Election, Term of Office and Qualifications. The Board shall elect the officers provided for in Section 4.1 annually and such officers shall hold office for a period of one (1) year or until their successors are elected or appointed and qualified; provided, however, that any officer may be removed with or without cause by the affirmative vote of a majority of the entire Board of Directors (without prejudice, however, to any contract rights of such officer).

          4.3)     Vacancies in Offices. If there be a vacancy in any office of the corporation, by reason of death, resignation, removal or otherwise, such vacancy shall be filled for the unexpired term by the Board of Directors at any regular or special meeting.

          4.4)     Chairman of the Board. The Board of Directors may, in its discretion, elect one of its number as Chairman of the Board. The Chairman shall preside at all meetings of the shareholders and of the Board and shall exercise general supervision and direction over the more significant matters of policy affecting the affairs of the corporation, including particularly its financial and fiscal affairs. The chairman of the Board may call a meeting of the Board whenever he deems it advisable.

          4.5)     Chief Executive Officer. The Chief Executive Officer shall:

(a)	Have general active management of the business of the corporation;

(b)	When present, preside at all meetings of the board and of the shareholders;

(c)	See that all orders and resolutions of the board are carried into effect;

(d)

Sign and deliver in the name of the corporation any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the corporation, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by the articles or bylaws or by the board to some other officer or agent of the corporation;

(e)	Maintain records of and, whenever necessary, certify all proceedings of the board and the shareholders; and

(f)	Perform other duties prescribed by the board.

          4.6)     Chief Financial Officer. The Chief Financial Officer shall:

(a)	Keep accurate financial records for the corporation;

(b)	Deposit all money, drafts, and checks in the name of and to the credit of the corporation in the banks and depositories designated by the board;

(c)	Endorse for deposit all notes, checks, and drafts received by the corporation as ordered by the board, making proper vouchers therefor;

(d)	Render to the Chief Executive Officer and the board, whenever requested, an account of all transactions by the Chief Financial Officer and of the financial condition of the corporation;

(e)	In the absence of the Chief Executive Officer, preside at all meetings of the board and of the shareholders; and

(f)	Perform other duties prescribed by the board or by the Chief Executive Officer.

          4.7)     Vice President. Each such Vice President shall have such powers and shall perform such duties as may be specified in these Bylaws or prescribed by the Board of Directors. In the event of absence or disability of the Chief Executive Officer, the Vice Presidents shall succeed to his powers and duties in the order in which they are elected.

          4.8)     Secretary. The Secretary shall be Secretary of and shall attend all meetings of the shareholders and Board of Directors. He shall act as clerk thereof and shall record all the proceedings of such meetings in the minute book of the corporation. He shall give proper notice of meetings of shareholders and directors. He may, with the Chairman of the Board, Chief Executive Officer or Vice President, sign all certificates representing shares of the corporation and shall perform the duties usually incident to his office and such other duties as may be prescribed by the Board of Directors from time to time.

          4.9)     Treasurer. In the event a Chief Financial Officer is not appointed or elected, a Treasurer shall be appointed or elected. If persons are appointed or elected to each office the Treasurer will perform the following duties subject to the direction and control of the Chief Financial Officer:

          The Treasurer shall keep accurate accounts of all moneys of the corporation received or disbursed, and shall deposit all moneys, drafts and checks in the name of and to the credit of the corporation in banks and depositories as a majority of the whole Board of Directors shall designate from time to time. He shall have power to endorse for deposit the funds of the corporation as authorized by the Board of Directors. He shall render to the Chief Executive Officer, Chief Financial Officer and Board of Directors whenever required, an account of all of his transactions as Treasurer and statements of the financial condition of the corporation, and shall perform the duties usually incident to his office and such other duties as may be prescribed by the Board of Directors from time to time.

          4.10)     Other Officers. The Board of Directors may appoint one or more Assistant Secretaries, one or more Assistant Financial Officers or Treasurers, and such other officers, agents and employees as the Board may deem advisable. Each officer, agent or employee so appointed shall hold office at the pleasure of the Board and shall perform such duties as may be assigned to him by the Board, Chairman of the Board, or Chief Executive Officer.

          4.11)     Officers Shall Not Lend Corporate Credit. No officer of this corporation shall sign or endorse in the name or on behalf of this corporation or in his official capacity, any obligation for the accommodation of any other party or parties, nor shall any check, note, bond, stock certificate, or other security or thing of value belonging to this corporation be used by any officer or director as collateral for any obligation of his own or for any other purpose than for the use of the corporation.

ARTICLE 5.

Shares and Their Transfer

          5.1)     Certificates of Stock. The shares of the corporation shall be either certificated or uncertificated shares as determined by resolution of the Board of Directors. In the absence of such resolution shares shall be certificated. If shares are uncertificated the Secretary shall mail to each holder of uncertificated shares the information set forth at the end of this section to be contained on certificates. Every owner of certificated shares of stock of the corporation shall be entitled to a certificate, to be in such form as the Board of Directors may prescribe, certifying the number of shares of stock of the corporation owned by him. The certificates for such stock shall be numbered (separately for each class) in the order in which they shall be issued and shall be signed in the name of the corporation by the Secretary, Assistant Secretary, or any other proper officer of the corporation thereunto authorized by the Board of Directors. Signatures of the officers upon a certificate may be facsimiles. Certificates on which a facsimile signature of a former officer appears may be issued with the same effect as if he were such officer on the date of issue. Certificates shall contain the name of the corporation, state that the corporation is incorporated under the laws of the State of Minnesota, state the name of the holder and number, class and series, if any, that the certificate represents. Certificates shall in addition, be noted conspicuously on their face or back as to any transfer restrictions to which they are subject.

          5.2)     Stock Record. As used in these Bylaws, the term “shareholder” shall mean a person, in whose name outstanding shares of capital stock of the corporation are currently registered on the stock record books of the corporation. A record shall be kept of the name of the person owning the stock represented by such certificates respectively, the respective dates thereof and, in the case of cancellation, the respective dates of cancellation. Every certificate surrendered to the corporation for exchange or transfer shall be cancelled and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been cancelled (except as provided for in Section 5.4 of this Article 5).

          5.3)     Transfer of Shares. Transfer of shares on the books of the corporation may be authorized only by the shareholder named in the certificate (or his legal representative or duly authorized attorney-in-fact) and upon surrender for cancellation of the certificate or certificates for such shares. The shareholder in whose name shares of stock stand on the books of the corporation shall be deemed the owner thereof for all purposes as regards the corporation; provided, that when any transfer of shares shall be made as collateral security and not absolutely, such fact, if known to the Secretary of the corporation or to the transfer agent, shall be so expressed in the entry of transfer.

          5.4)     Lost Certificates. Any shareholder claiming a certificate of stock to be lost or destroyed may obtain issuance of a new share certificate pursuant to Minnesota Statutes 336.8-405.

          5.5)     Treasury Stock. Treasury stock shall be held by the corporation subject to disposal by the Board of Directors in accordance with the Articles and these Bylaws, and shall not have voting rights nor participate in dividends, nor shall the same be subject to preemptive rights unless granted by the Articles.

          5.6)     Access to Information by Shareholders. A shareholder or his legal representative may examine at the registered office of the corporation within ten days of receipt by a corporate officer of written demand from such shareholder, originals or copies of:

(a)	Records of all shareholders proceedings of the Board and any reports made to shareholders generally within the last three years;

(b)	Articles, bylaws and amendments currently in effect;

(c)

Annual financial statements for the end of the most recent financial statement of the corporation prepared in the ordinary course of its business for distribution to the shareholders or for a government agency as a matter of public record;

(d)	Voting trust agreements and shareholder control agreements;

(e)	A statement of the names and usual business addresses of the directors and principal officers of the corporation.

          The shareholder may, upon written demand, examine and copy, in person or through his legal representative, the above documents and, in addition, the share register.

          The shareholder may, upon written demand, examine and copy in person or through his legal representative, other corporate records only upon demonstrating a proper purpose reasonably related to that persons interest as a shareholder or holder of a voting trust certificate of the corporation.

          5.7)     [Vacant]

ARTICLE 6.

Distributions, Surplus, Reserves

          6.1)     Distributions. Subject to the provisions of the Articles of Incorporation and these Bylaws, the Board of Directors may declare distributions from assets of the corporation available for distributions whenever and in such amounts as, the Board determines on the basis of financial information prepared in accordance with accounting methods, or a fair valuation or other method reasonable in the circumstances that the corporation will be able to pay its debts in the ordinary course of business after the distribution.

          6.2)     Use of Surplus; Reserves. Subject to the provisions of the Articles of Incorporation and these Bylaws, the Board of Directors in its discretion may use and apply any of the net earnings or net assets of the corporation available for such purpose to purchase or acquire any of the shares of the capital stock of the corporation in accordance with law, or any of its bonds, debentures, notes, scrip or other securities or evidences of indebtedness, or from time to time may set aside from its net assets or net earnings such sums as it, in its absolute discretion, may think proper as a reserve fund to meet contingencies, for the purpose of maintaining or increasing the property or business of the corporation, or for any other purpose it may think conducive to the best interest of the corporation.

ARTICLE 7.

Fiscal Year and Audit

          7.1)     Fiscal Year. The fiscal year of the corporation shall end on the last day of December of each year unless another date is established by action of the Board of Directors.

          7.2)     Audit of Books and Accounts. The books and accounts of the corporation shall be subject to audit at such times as may be ordered by the Board of Directors.

ARTICLE 8.

Waiver of Notice and Unanimous Consent

          8.1)     Requirement of Waiver in Writing. Whenever any notice whatever is required to be given by these Bylaws, the Articles of Incorporation or any of the laws of the State of Minnesota, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before, at or after the time stated therein, shall be deemed equivalent to the actual required notice. The foregoing provision as to waiver of notice shall be in extension and not in limitation of any other provisions for waiver of notice contained in these Bylaws.

          8.2)     Authorization Without Meeting. Any action of the shareholders, the Board of Directors, or any lawfully constituted Committee of the corporation which may be taken at a meeting thereof, may be taken without a meeting if authorized by a writing or writings signed by the number of persons set forth in the Articles or in the event such number is not specified, by all of such shareholders, directors or committee members, as the case may be.

ARTICLE 9.

Amendments

          9.1)     General Amendment. Except as provided in Section 9.2 and in the Articles of Incorporation, these Bylaws may be altered, amended or repealed or new Bylaws enacted by the affirmative vote of a majority of the entire Board of Directors (if notice of the proposed alteration or amendment is contained in the notice of the meeting at which such vote is taken or if all directors are present) or at any regular meeting of the shareholders (or at any special meeting thereof duly called for that purpose) by the affirmative vote of a majority of the shares represented and entitled to vote at such meeting (if notice of the proposed alteration or amendment is contained in the notice of such meeting).

          9.2)     Certain Amendments. Notwithstanding anything contained in Section 9.1 of this Article 9 to the contrary, either (i) the affirmative vote of the holders of at least eighty percent (80%) of the votes entitled to be cast by the holders of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, or (ii) the affirmative vote of a majority of the entire Board of Directors with the concurring vote of a majority of the Continuing Directors, voting separately and as a subclass of directors, shall be required to alter, amend or repeal, or adopt any provision inconsistent with any Bylaw relating to procedures for advance notice of nominations for election to the Board of Directors (other than by the Board of Directors or committee thereof) or procedures for advance notice to the Board of Directors of business to be brought before an annual meeting of shareholders of the Company. For purposes of this Article 9, the term “Continuing Director” shall mean any member of the Board of Directors who was a member of the Board of Directors on February 24, 1986 or who is elected to the Board of Directors after February 24, 1986 upon the recommendation of a majority of Continuing Directors then serving as directors, voting separately and as a subclass of directors on such recommendation.

ARTICLE 10

Indemnification

          10.1)     Definitions.

(a)	For purposes of this Article 10, the terms defined in this Section 10.1 have the meanings given them.

(b)

“Corporation” includes any domestic or foreign corporation that was the predecessor of this corporation in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(c)

“Official capacity” means (1) with respect to a director, the position of director in the corporation, (2) with respect to a person other than a director, the elective or appointive office or position held by an officer, member of a committee of the Board, or the employment or agency relationship undertaken by an employee or agent of the corporation, (3) with respect to a director, officer, employee, or agent of the corporation who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation or whose duties in that position involve or involved service as a director, officer, partner, trustee, or agent of another organization or employee benefit plan, the position of that person as a director, officer, partner, trustee, employee, or agent, as the case may be, of the other organization or employee benefit plan.

(d)	“Proceeding” means a threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the corporation.

(e)	“Special legal counsel” means counsel who has not represented the corporation or a related corporation, or a director, officer, employee, or agent whose indemnification is in issue.

          10.2)     Indemnification mandatory; standard.

(a)

Subject to the provisions of Section 10.4, the corporation shall indemnify a person made or threatened to be made party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

(1)

has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

	(2)	acted in good faith;

	(3)	received no improper personal benefit and Minnesota Statutes, Section 302A.255, if applicable, has been satisfied;

	(4)	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

(5)

in the case of acts or omissions occurring in the official capacity described in Section 10.1, paragraph (c), clause (1) or (2), reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in the official capacity described in Section 10.1, paragraph (c), clause (3), reasonably believed that the conduct was not opposed to the best interests of the corporation. If the person’s acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee, or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

(b)

The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, establish that the person did not meet the criteria set forth in this Section 10.2.

          10.3)     Advances. Subject to the provisions of Section 10.4, if a person is made or threatened to be made a party to a proceeding, the person is entitled, upon written request to the corporations to payment or reimbursement by the corporation of reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (a) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in Section 10.2 have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification under this Article 10. The written undertaking required by clause (a) is an unlimited general obligation of the person making it, but need not be secured and shall be accepted without reference to financial ability to make the repayment.

          10.4.     Reimbursement to witness. The corporation shall reimburse expenses, including attorneys fees and disbursements, incurred by a person in connection with an appearance as a witness in a proceeding at a time when the person has not been made or threatened to be made a party to a proceeding.

          10.5)     Determination of eligibility. (a) All determinations whether indemnification of a person is required because the criteria set forth in Section 10.2 have been satisfied and whether a person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Section 10.3 shall be made:

(1)	By the Board by a majority of a quorum; directors who are at the time parties to the proceeding shall not be counted for determining either a majority or the presence of a quorum;

(2)

If a quorum under clause (1) cannot be obtained, by a majority of a committee of the Board, consisting solely of two or more directors not at the time parties to the proceeding, duly designated to act in the matter by a majority of the full Board including directors who are parties;

(3)

If a determination is not made under clause (1) or (2), by special legal counsel, selected either by a majority of the Board or a committee by vote pursuant to clause (1) or (2) or, if the requisite quorum of the full Board cannot be obtained and the committee cannot be established, by a majority of the full Board including directors who are parties;

(4)	If a determination is not made under clauses (1) to (3), by the shareholders, excluding the votes of shares held by parties to the proceeding; or

(5)

If an adverse determination is made under clauses (1) to (4) or under paragraph (b), or if no determination is made under clauses (1) to (4) or under paragraph (b) within 60 days after the termination of a proceeding or after a request for an advance of expenses, as the case may be, by a court in this state, which may be the same court in which the proceeding involving the person’s liability took place, upon application of the person and any notice the court requires.

(b)

With respect to a person who is not, and was not at the time of the acts or omissions complained of in the proceedings, a director, officer, or person possessing, directly or indirectly, the power to direct or cause the direction of the management or policies of the corporation, the determination whether indemnification of this person is required because the criteria set forth in Section 10.2 have been satisfied and whether this person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Section 10.3 may be made by an annually appointed committee of the Board, having at least one member who is a director. The committee shall report at least annually to the Board concerning its actions.

          10.6)     Insurance. The corporation may purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of this Article 10.

          10.7)     Disclosure. The amount of any indemnification or advance paid pursuant to this Article 10 and to whom and on whose behalf it was paid shall be reported as part of the annual financial statements furnished to shareholders pursuant to Minnesota Statutes, Section 302A.463, covering the period when the indemnification or advance was paid or accrued under the accounting method of the corporation reflected in the financial statements.

          10.8)     Discretionary Indemnification. Nothing in this Article 10 shall be construed to limit the ability of the Board of Directors to indemnify any person or entity not described in this Article 10 pursuant to, and to the extent described in, an agreement authorized by a majority of the directors then in office.